Exhibit (h)(31)

AMENDMENT

TO

PARTICIPATION AGREEMENT

This AMENDMENT (the “Amendment”) is dated as of February 1, 2016 by and among TIAA-CREF Life Insurance Company (the “Company”), John Hancock Variable Insurance Trust (the “Trust”), and John Hancock Distributors, LLC (the “Underwriter”).

WHEREAS, the parties hereto are parties to a Participation Agreement entered into on December 2, 2014 (the “Agreement”);

WHEREAS, the parties to the Agreement desire to amend the Agreement so that the Fund/SERVE-Defined Contribution Clearance and Settlement Service Processing Procedures and the rules and procedures of the NSCC Division of the National Securities Clearing Corporation (“NSCC”) will govern the purchase, redemption and settlement of orders effected pursuant to the Agreement through NSCC;

NOW THEREFORE, in consideration of their mutual promises, the Company, the Trust and the Underwriter agree as follows:

1. Amendment. Section 1.15 is added to the Agreement as follows:

1.15. Purchase, Redemption and Settlement Procedures through NSCC

If transactions in shares of the Designated Funds are settled through the National Securities Clearing Corporation (“NSCC”) Fund/SERV system, the following provisions shall apply:

(1) The Trust and the Company each represent that it or one of its affiliates, or in the case of the Company its custodian, has entered into the Standard Networking Agreement with the NSCC and it desires to participate in the programs offered by the NSCC Fund/SERV system, which provide (i) an automated process whereby shareholder purchases and redemptions, exchanges and transactions of mutual fund shares and executed through the Fund/SERV system, and (ii) a centralized and standardized communication system for the exchange of customer-level information and account activity through the Fund/SERV Networking system (“Networking System”).

(2) The Trust and the Company or their designees will be bound by the rules of the NSCC. Without limiting the generality of the following provisions of this section, the Trust and the Company or their designees each will use its best efforts to (i) perform any and all duties, functions, procedures and responsibilities assigned to it and as otherwise established by the NSCC applicable to Fund/SERV and the Networking Matrix Level utilized; and (ii) ensure that any information transmitted through the Networking System by it to the other party and pursuant to this Agreement is accurate, complete, and in the format prescribed by the NSCC. The Trust and the Company or their designees will adopt, implement and maintain procedures reasonably designed to ensure the accuracy of all transmissions through the Networking System and to limit the access to, and the inputting of data into, Networking System to persons specifically authorized by such party.

(3) For each Fund/SERV transaction, including transactions establishing accounts with the Trust or its affiliates, the Company or its designee shall provide the Trust and its affiliates with all information reasonably necessary or appropriate to establish and maintain each

Fund/SERV transaction (and any subsequent changes to such information), which the Company hereby certifies is and shall remain true and correct. The Company or its designee shall maintain documents required by the Trust to effect Fund/SERV transactions.

(4) Based on Contract owner instructions and other authorized account transactions received by the Company prior to the close of the New York Stock Exchange on each Business Day (T), the Company or its designee shall transmit to the Trust via the Networking System by the time of receipt of Cycle 11 from the NSCC on the following Business Day, (T+1), a file containing the order, in dollars or shares, by each Account for shares of each Designated Fund for the preceding Business Day.

(5) Settlement for all orders effected pursuant to the Agreement will occur on a (T+1) basis, in same day funds, through the Networking System, unless an order is submitted manually. All orders submitted prior to Cycle 11 via the Networking System shall receive prices from the trade date (T).

If, on any Business Day, (i) a party to this Agreement chooses not to use the Networking System for a particular transaction, or (ii) there are technical problems with the Networking System that render it impracticable for a party to transmit or receive information through the Networking System, the party who determines not to use the Networking System will notify the other party of such determination as early as possible. In such event, the procedures set forth in Article I shall apply.

If federal funds are not received on the day the Trust is notified of the purchase request for shares of the Designated Fund, then such funds will be invested, and the shares of the Designated Fund purchased thereby will be issued at the net asset value next determined after the Trust receives such payment.

The Trust shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds to Contract owners; the Company alone shall be responsible for such action.

To the extent not inconsistent with this Section 1.15 or the NSCC’s Rules and Procedures, the provisions of Article I of this Agreement shall apply to transactions processed through the NSCC.

2. Other Provisions. The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3. Defined Terms. All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4. Signatures. This Amendment may be signed in counterparts. A fax or portable document format (pdf) transmission of a signature page will be considered an original signature page. At the request of a party, the other party will confirm a fax- or pdf- transmitted signature page by delivering an original signature page to the requesting party.

IN WITNESS WHEREOF, each of the parties hereto has caused this AMENDMENT TO PARTICIPATION AGREEMENT to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

TIAA-CREF LIFE INSURANCE COMPANY

By its authorized officer

By:	/s/ Todd Sagmoe
Name:	Todd Sagmoe
Title:	Vice President

JOHN HANCOCK VARIABLE INSURANCE TRUST

By its authorized officer

By:
Name:	Andrew Arnott
Title:	President

JOHN HANCOCK DISTRIBUTORS LLC

By its authorized officer

By:
Name:	Jeff Long
Title:	Chief Financial Officer